Exhibit 5.7

[LETTERHEAD OF K&L GATES LLP]

September 30, 2016

Summit Materials, LLC

Summit Materials Finance Corp.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Re:                             Registration Statement filed by Summit Materials, LLC, a Delaware limited liability company (the “Company”), Summit Materials Finance Corp., a Delaware Corporation (together with the Company, the “Issuers”), and the subsidiary guarantors listed therein.

Ladies and Gentlemen:

We have acted as counsel to Buckhorn Materials, LLC, a South Carolina limited liability company (the “South Carolina Guarantor”), in the State of South Carolina solely for the purpose of providing this opinion letter in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers, the South Carolina Guarantor, and other guarantor parties thereto (collectively, with the South Carolina Guarantor, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $250,000,000 aggregate principal amount of 8.500% Senior Notes due 2022 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Exchange Guaranties”) with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture dated as of March 8, 2016 (as amended by the first supplemental indenture, dated as of April 5, 2016, by the second supplemental indenture, dated as of May 25, 2016, and by the third supplemental indenture, dated as of September 23, 2016, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), and the Exchange Guarantees will be set forth in the Indenture. The Exchange Securities and the Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for their outstanding 8.500% Senior Notes due 2022 and the guarantees thereof that were issued on March 8, 2016.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined originals or copies, certified to our satisfaction, of the Registration Statement and the

Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined and relied upon certificates of public officials, including a Certificate of Existence of the South Carolina Guarantor, issued by the South Carolina Secretary of State on September 27, 2016 (the “Certificate of Existence”). We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to matters of fact that are material to this opinion, we have also relied upon a certificate of the sole Member of the South Carolina Guarantor.

For the purposes of this opinion letter we have assumed:

(i)                                    that all signatures on all documents submitted to us are genuine;

(ii)                                 that each document submitted to us is accurate and complete, that each such document that is an original is authentic, and that each such document that is a copy or facsimile conforms to an authentic original; and

(iii)                              that all factual matters contained in the Exchange Securities and the Indenture Transaction Documents, including the warranties and representations set forth therein, are true and correct in all material respects or are not inconsistent with the factual assumptions set forth therein.

We have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of the foregoing assumptions.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1.                                      The Indenture has been duly authorized, executed, and delivered by the South Carolina Guarantor.

2.                                      The Exchange Guaranty of the South Carolina Guarantor (the “South Carolina Exchange Guaranty”) set forth in the Indenture has been duly authorized by the South Carolina Guarantor.

3.                                      The execution and delivery by the South Carolina Guarantor of the Indenture and the performance by the South Carolina Guarantor of its obligations thereunder, including without limitation its obligations under the South Carolina Exchange Guaranty set forth therein, do not result in (a) any violation by the South Carolina Guarantor of any applicable constitution, statute, rule or regulation of the State of South Carolina, or (b) violate any existing obligation of South Carolina Guarantor under the express terms of any judicial or administrative decree, writ, judgment, or court order which names South Carolina Guarantor and is specifically directed to it or its property.

Our opinions are subject to the following qualifications, limitations, and exceptions, in addition to such other assumptions, qualifications and limitations otherwise set forth in this opinion letter:

(A)                               Our opinions are limited to the law of the State of South Carolina, other than its law relating to choice of law.

(B)                               Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, healthcare, intellectual property, banking, insurance, labor, health and safety, zoning, subdivision, and land-use planning, and securities laws. Except as expressly set forth herein, we are not opining on federal law or the law of any county, municipality, or other political subdivision or local governmental agency or authority.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons who are considered “experts” within the meaning of section 11 of the Act or as consented required by the Actor by the rules and regulations under the Act.

Very truly yours,

/s/ K&L Gates LLP